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                                                                       Exhibit 2








                             DISTRIBUTION AGREEMENT


                                 BY AND BETWEEN


                                MONSANTO COMPANY,
                             A DELAWARE CORPORATION,


                                       AND


                                  SOLUTIA INC.,
                             A DELAWARE CORPORATION



                             AS OF SEPTEMBER 1, 1997


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                             DISTRIBUTION AGREEMENT



          DISTRIBUTION AGREEMENT, dated as of September 1, 1997 (this "Agreement"), by and between Monsanto Company, a Delaware corporation ("Monsanto"), and Solutia Inc., a newly-formed Delaware corporation ("Chemicals").

                              W I T N E S S E T H:

          WHEREAS, the Board of Directors of Monsanto has determined that it is appropriate and desirable to separate Monsanto and its subsidiaries into two publicly traded organizations by: (1) consolidating into Chemicals and its newly formed subsidiaries certain of the businesses conducted by Monsanto directly and through certain of its other subsidiaries and (2) distributing to the holders of the issued and outstanding shares of common stock, par value $2.00 per share, of Monsanto all of the issued and outstanding shares of common stock, par value $.01 per share, of Chemicals in accordance with Article III hereof (the "Distribution");

          WHEREAS, the Distribution is intended to qualify as a tax-free spinoff under Section 355 of the Internal Revenue Code of 1986, as amended;

          WHEREAS, the parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following such Distribution;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:



                                    ARTICLE I

                                   DEFINITIONS

          1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          1. ACTION: any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

          2. AFFILIATE: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; PROVIDED, HOWEVER, that for purposes of this



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Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

          3. AGENT: the distribution agent appointed by Monsanto to distribute the shares of Chemicals Common Stock pursuant to the Distribution.

          4. ARBITRATION ACT: the United States Arbitration Act, 9 U.S.C. secs.1-14, as the same may be amended from time to time.

          5.   ARBITRATION DEMAND DATE: as defined in Section 7.03(a) hereof.

          6.   ARBITRATION DEMAND NOTICE: as defined in Section 7.03(a) hereof.

          7. ASSETS: any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including, without limitation, the following:

               (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

               (ii) all apparatus, computers and other electronic data processing equipment, fixtures, trade fixtures, machinery, equipment, capital and other spares, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles, trailers and other transportation equipment, special and general tools, test devices, prototypes and models and any other tangible personal property;

               (iii) all inventories of materials, raw materials, catalysts, precious metals, stores inventories, supplies, work-in-process, consigned goods and finished goods and products and product samples;

               (iv) all interests in real property of whatever nature, including easements, leases and licenses, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

               (v) all buildings and other improvements to real property and all leasehold improvements;

               (vi) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, all certificates of deposit, bankers' acceptances, certificates of interest or participation in profit sharing agreements, collateral trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, fractional


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          undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind;

               (vii) all license agreements, leases of personal property and other leases, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture or sale of products, other sales or purchase agreements, other commitments or arrangements, permits, distribution arrangements, and other contracts, agreements or commitments;

               (viii) all deposits, letters of credit and performance and surety bonds;

               (ix) all technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties; environmental clean-up technology, safety and industrial hygiene methods and technology;

               (x) all technology, domestic and foreign patents, statutory, common law and registered copyrights, trade names, registered and unregistered trademarks, service marks, service names, trade styles, product bar codes and associated goodwill, and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, formulas, processes, designs, know-how, or other data or information, confidential information, other proprietary information and licenses from third Persons granting the right to use any of the foregoing and other rights in, to and under the foregoing (it being understood that the transfer of Assets described in this clause (x) shall be made pursuant to the Intellectual Property Agreements);

               (xi) all computer applications, programs and other software and databases (including all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements, enhancements, updates and accessions thereto), all technical manuals and documentation made in connection with the foregoing, and the right to sue for past infringement thereof, and all licenses and rights with respect to the foregoing or of like nature, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

               (xii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports, lists of advertisers, records pertaining to advertisers and accounts, and other books, records, studies, surveys, reports, plans and document forms and any other business information;

               (xiii) all prepayments or prepaid expenses, trade accounts and other accounts and notes receivable and all other current assets;




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               (xiv) the right to receive mail, payments on accounts receivable and other communications;

               (xv) all rights under contracts, agreements, warranties or guaranties, all claims or rights or judgments against any Person, all rights in connection with any bids or offers and all claims, choses in action, rights of recovery and rights of set-off or similar rights, whether accrued or contingent, refunds and deposits;

               (xvi) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

               (xvii) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

               (xviii) advertising materials and other printed or written materials;

               (xix) employee contracts, including any rights thereunder to restrict an employee or former employee from competing in certain respects, and personnel and medical files and records;

               (xx) cash, cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

               (xxi) interest rate, currency, commodity or other swap, collar, cap, floor, or other hedging or similar agreements or arrangements.

          8. BUSINESS TRANSFER AGREEMENTS: the agreements which have been or will be entered into between certain wholly-owned Chemicals Subsidiaries incorporated, or having a branch or presence outside the United States and certain wholly-owned Monsanto Subsidiaries incorporated, or having a branch or presence outside the United States, providing for the transfer of Chemicals Assets and assumption of Chemicals Liabilities outside the United States from such Monsanto Subsidiaries to such Chemicals Subsidiaries. For purposes hereof, the term Business Transfer Agreement shall also include:
     (i) any other agreements related to the transfer of Chemicals Assets and assumption of Chemicals Liabilities outside the United States, including without limitation, those agreements which are required by local law or are executed in connection with or to implement such transfer of Chemicals Assets and assumption of Chemicals Liabilities; and (ii) the assignment from Monsanto to Chemicals transferring the operating assets in the United States.

          9. BUSINESS DAY: any day other than a Saturday, a Sunday or a day on which banking institutions located in the States of Missouri, New York or Delaware are authorized or obligated by law or executive order to close.

          10.  CHEMICALS: as defined in the preamble to this Agreement.




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          11.  CHEMICALS ASSETS: excluding the Excluded Chemicals Assets, and any Assets sold or otherwise disposed of on or prior to the Distribution Date (1) all Assets included on the Chemicals Balance Sheet or the accounting records supporting the Chemicals Balance Sheet, as adjusted by the pro forma adjustments thereto as set forth in the Proxy Statement and all Assets of either Group acquired between March 31, 1997 and the Distribution Date which would have been included on the Chemicals Balance Sheet had they been owned on March 31, 1997; (2) all Assets exclusively dedicated to the Chemicals Business and all Assets formerly used in the Former Chemicals Business which are not used in the Monsanto Business on the Distribution Date, which in either case, are owned, leased, licensed or held by any member of either Group on the Distribution Date; (3) real property (including the buildings, fixtures and improvements located thereon) listed on Schedule 1.01(11)(a) and such other real property interests held by members of either Group formerly used in any Former Chemicals Business which are not used in the Monsanto Business on the Distribution Date; (4) all of the outstanding shares of all classes of capital stock of the Chemicals Subsidiaries to the extent owned by any member of the Monsanto Group; (5) the partnership, joint venture and other equity interests listed on Schedule 1.01(11)(b), and Chemicals' rights with respect to and interests in the P4 Joint Venture as provided in the P4 Joint Venture Agreement; (6) all contracts, leases and licenses exclusively dedicated to the Chemicals Business, and such rights under other contracts, leases or licenses as the parties have otherwise agreed pursuant to this Agreement, the Other Agreements or in any other enforceable agreement executed on behalf of a member of the Chemicals Group, on the one hand, and a member of the Monsanto Group, on the other hand; (7) warranties, guarantees, claims or any other rights that members of either Group may have against any Third Party (including Governmental Authorities) to the extent relating to the disposition of any Former Chemicals Business; (8) those books and records to be delivered to the Chemicals Group and rights of access to other books and records as provided in Article VI of this Agreement; (9) the rights of Chemicals under the Insurance Policies as provided in Article IX of this Agreement; (10) any pension assets, pension funds or other Assets expressly contemplated to be transferred, licensed or otherwise made available to any member of the Chemicals Group pursuant to this Agreement or any Other Agreements; and (11) all of the Assets listed on Schedule 1.01(11)(c).

          CHEMICALS ASSETS shall also mean any and all other Assets owned or held on the Distribution Date by members of the Monsanto Group that are related to the Chemicals Business and which the parties agree should have been transferred to the Chemicals Group, if, had the parties given specific consideration to such Asset as of the date hereof, such Asset would have been classified as a Chemicals Asset; provided, however, that no Asset shall be deemed to be a Chemicals Asset solely as a result of this provision unless a claim with respect thereto is made by a member of the Chemicals Group on or prior to eighteen months after the Distribution Date.

          12. CHEMICALS BALANCE SHEET: the unaudited combined balance sheet of the Chemicals Business as of March 31, 1997 and the notes thereto as set forth in the Proxy Statement.



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          13.  CHEMICALS BUSINESS: (i) all businesses and operations (including related joint ventures and alliances) of the chemicals businesses of Monsanto as described in the Proxy Statement in the section "Businesses and Properties of Chemicals After the Spinoff" and as conducted on the Distribution Date, consisting principally of those businesses and operations set forth on Schedule 1.01(13) conducted by the Acrilan(R) Acrylic Fibers Unit, the Carpet Fibers Unit, the Nylon Plastics and Polymers Unit, the Nylon Industrial Unit, the Intermediates Unit, the Saflex(R) Unit, the Phosphorus and Derivatives Unit, the Resins Unit, the Polymer Modifiers Unit and the Industrial Products Unit and (ii) any other business or operation on the Distribution Date conducted by or for the Chemicals Group through the ownership or use of the Chemicals Assets.

          14. CHEMICALS CLAIM: any claim with respect to any injury, Loss, Liability, damage or expense (x) that is or was incurred or asserted to have been incurred prior to the Distribution Date in, or in connection with, the Chemicals Business, the Former Chemicals Business, the Chemicals Assets or the Chemicals Liabilities or the Joint Ownership Properties or the P4 Business to the extent of Chemicals' rights or obligations under the P4 Joint Venture Agreement with respect to such claims; or (y) that is or was incurred prior to the Distribution Date that is against any member of the Chemicals Group or any employee of any member of the Chemicals Group; provided, that in the case of any claim under (x) or (y) or claims identified in (i) through (vi) below, such injury, Loss, Liability, damage or expense (including costs of defense and reasonable attorneys' fees) are or may be insured or insurable under one or more of the Insurance Policies. Chemicals Claims include, without limitation, (i) claims for property or casualty damage or any other injury, Loss, Liability, damage or expense with respect to Chemicals Assets; (ii) claims of injury, Loss, Liability, damage or expense arising from business interruption of any type of the Chemicals Business or Former Chemicals Business; (iii) claims against any member of the Chemicals Group whether or not the Chemicals Group has or has assumed liability for such claims under this Agreement or any of the Other Agreements; (iv) claims against any member of the Monsanto Group to the extent any member of the Chemicals Group has assumed liability for such claims under this Agreement or any of the Other Agreements; (v) claims involving or against any director, officer, employee, fiduciary or agent of the Chemicals Group who are entitled or would have been entitled to indemnification by Monsanto had the Distribution not occurred; and (vi) claims with respect to the Chemicals Business, the Former Chemicals Business, the Chemicals Assets, the Chemicals Liabilities or the Joint Ownership Properties or the P4 Business to the extent of Chemicals rights or obligations under the P4 Joint Venture Agreement involving any other Person who is entitled or would have been entitled to indemnification by any member of the Monsanto Group had the Distribution not occurred.

          15. CHEMICALS COMMON STOCK: the common stock, par value $.01 per share, of Chemicals. References to Chemicals Common Stock shall also include the associated preferred share purchase rights issued under the Chemicals Rights Plan.

          16. CHEMICALS DIRECTOR: any individual who is a member of the Board of Directors of Chemicals.



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          17.  CHEMICALS FACILITIES: facilities which are Chemicals Assets.

          18. CHEMICALS GROUP: Chemicals and the Chemicals Subsidiaries of which Chemicals directly or indirectly owns 100% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

          19. CHEMICALS LIABILITIES: excluding the Excluded Chemicals Liabilities and excluding those Liabilities (or portions thereof) which have been satisfied, paid or discharged prior to the Distribution Date, (1) all Liabilities included on the Chemicals Balance Sheet or the accounting records supporting such Chemicals Balance Sheet as adjusted by the pro forma adjustments thereto as set forth in the Proxy Statement and all Liabilities of either Group incurred or arising between March 31, 1997 and the Distribution Date which would have been included on the Chemicals Balance Sheet had they been incurred or arisen on or prior to March 31, 1997; (2) all Liabilities relating exclusively to or arising exclusively from the Chemicals Assets, the Chemicals Business or the Former Chemicals Business or the disposition of any Former Chemicals Business, whether incurred or arising prior to or after the Distribution Date; (3) except as expressly provided in the Other Agreements, all Liabilities relating to or arising from the operation of its business or the use of its Assets by any member of the Chemicals Group at any time from and after the Distribution Date; (4) those Liabilities for worker's compensation or Third Party claims incurred prior to the Distribution Date at a site transferred to the Chemicals Group as part of the Chemicals Assets; (5) all Liabilities assumed by any member of the Chemicals Group under an express provision of this Agreement or an Other Agreement; (6) those Liabilities for environmental remediation or other environmental responsibilities as described to be assumed by Chemicals in Schedule 1.01(19)(a); (7) all Liabilities for products of the Chemicals Business or Former Chemicals Business sold to Third Parties by any member of either Group; (8) all Liabilities arising under the Financing Facility and the Third Party indebtedness listed on Schedule 1.01(19)(b); and (9) all Liabilities listed on Schedule 1.01(19)(c).

               CHEMICALS LIABILITIES shall also mean, any and all other Liabilities owed on the Distribution Date by members of the Monsanto Group that are related to the Chemicals Business and which the parties agree should have been transferred to the Chemicals Group, if, had the parties given specific consideration to such Liability as of the date hereof, such Liability would have been classified as a Chemicals Liability; provided, however, that no Liability shall be deemed to be a Chemicals Liability solely as a result of this provision unless a claim with respect thereto is made by a member of the Monsanto Group on or prior to eighteen months after the Distribution Date.

          20. CHEMICALS RIGHTS PLAN: the share purchase rights plan in the form approved by the Board of Directors of Chemicals prior to the Distribution Date.

          21.  CHEMICALS SUBSIDIARIES: all of the corporations listed on
     Schedule 1.01(21).

          22. CHEMICALS SUPPORT AGREEMENTS: any obligation or agreement of the Monsanto Group under any guarantee, letter of credit, bond, letter of comfort or working


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

     capital maintenance agreement obtained prior to the Distribution Date for the benefit of the Chemicals Business or any member of the Chemicals Group.

          23. CLAIMS ADMINISTRATION: the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

          24. CODE: the Internal Revenue Code of 1986, as amended, or any successor legislation and the regulations promulgated thereunder.

          25.  CPR: the Center for Public Resources.

          26.  DGCL : the Delaware General Corporation Law, as amended.

          27. DISTRIBUTION: the distribution to holders of shares of Monsanto Common Stock to be effected pursuant to Article III on the basis of one share of Chemicals Common Stock for every five (5) shares of Monsanto Common Stock held of record as of the Record Date.

          28. DISTRIBUTION DATE: the date, to be determined by the Board of Directors of Monsanto, or such committee of the Board as shall be designated by the Board of Directors, as of which the Distribution shall be effected.

          29. EMPLOYEE BENEFITS ALLOCATION AGREEMENT: an employee benefits and compensation allocation agreement to be entered into between Monsanto and Chemicals substantially in the form attached hereto as Exhibit 1.01(29), with such changes as may be mutually satisfactory to Monsanto and Chemicals.

          30.  ESCALATION NOTICE: as defined in Section 7.02(a) hereof.

          31. EXCHANGE ACT: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          32. EXCLUDED CHEMICALS ASSETS: (i) (a) the Joint Ownership Properties and (b) that undivided interest in the P4 Joint Venture that is to continue to be owned by Monsanto under the P4 Joint Venture Agreement; (ii) the phosphorus trichloride facility and related Assets at Monsanto's plant in Luling, Louisiana; (iii) cash and cash equivalents (as such term is used in connection with the preparation of Monsanto's financial statements) in excess of $75,000,000; (iv) Monsanto Enviro-Chem Systems, Inc.; (v) Leonard Construction Company; (vi) any loan to, note of, or investment in Camelot Superabsorbents Ltd.; (vii) all Assets of Monsanto's diamond coatings and optical/vision business, including without limitation, all Assets which were formerly owned, leased or controlled by Diamonex, Incorporated, its subsidiaries and any entity in which it held at any time an equity interest; (viii) agreements with Third Parties relating to Monsanto Assets, including without limitation, operating agreements at Monsanto Facilities which relate to businesses




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


     sold prior to the Distribution Date; (ix) all Assets of Monsanto's industrial alginates business; and (x) those Assets listed on Schedule 1.01(32).

          33.  EXCLUDED CHEMICALS LIABILITIES: those Liabilities listed on
     Schedule 1.01(33).

          34. FINANCING FACILITY: (i) the commercial paper facility, including the Issuing and Paying Agency and Assignment and Assumption Agreement, to be entered into prior to the Distribution Date by Monsanto, Chemicals, and an agent or co-agents selected by Monsanto, pursuant to which, prior to the Distribution Date, Monsanto will issue assumable commercial paper such that the sum of (x) the accreted principal amount on the Distribution Date of commercial paper that Chemicals will assume on the Distribution Date and
     (y) the principal amount, plus accrued interest, on the Distribution Date of other Third Party indebtedness listed on Schedule 1.01(19)(b) that Chemicals will assume on the Distribution Date (excluding indebtedness relating to the Chemicals SIP Trust (as defined in the Employee Benefits Allocation Agreement)) equals $1,000,000,000; and (ii) the credit agreement or agreements to be entered into by Chemicals.

          35. FOREIGN EXCHANGE RATE: with respect to any currency other than United States dollars as of any date, the average of the bid and asked rates at 9:00 a.m., New York City time, on such date at which such currency may be exchanged for United States dollars as quoted by Citibank, N.A., except that, with respect to any Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be determined as set forth in Section 4.03(d)(2).

          36. FORMER CHEMICALS BUSINESS: those businesses and operations which were formerly operated by Monsanto as part of its chemicals subsidiaries, units or divisions and which have been sold, or otherwise disposed of, or discontinued prior to the Distribution Date including but not limited to those businesses and operations set forth on Schedule 1.01(36)(a) but excluding, without limitation (except to the extent set forth on such Schedule), (i) shut down or sold plant sites and businesses associated with product families that continue in the Monsanto Group or in the P4 Joint Venture; (ii) shut down or sold plant sites and businesses previously closely integrated (supply chain) with upstream or downstream Monsanto subsidiaries, units or divisions other than a chemicals subsidiary, unit or division; (iii) businesses or operations relating to any of the following:
     (a) health care or vision; (b) pharmaceuticals; (c) environmental products (e.g., Brinks); (d) food products and additives; (e) feed products and additives; (f) BST/animal hormones; (g) agricultural chemicals; (h) pesticides (except for chlorinated cyanuric acids or its salts, 1, 4 dichlorobenzene, 1, 4 nitrophenol); (i) seed and fertilizer; (j) lawn & garden products; (k) blasting products; (l) animal/plant farms; (m) construction of sulfuric acid plants/catalysts; (n) Monsanto Enviro-Chem Systems, Inc.; (o) Leonard Construction Company; (p) controls or control valves (e.g., Fisher Controls); (q) electron beam accelerator; (r) radiation service/products; (s) gas products (e.g., Matheson); (t) hollow fibers (e.g., Permea); (u) the Dayton, Ohio plant site; (v) Pristine and Hershberger offsites; (w) Research Triangle Park site; (x) oil and gas production and exploration; (y) petroleum refining and retailing; (z) Monsanto Research Corporation (e.g., Mound Labs); (aa) Hub Property - Nitro; (bb)


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

     Delmar Street; (cc) metalized fabrics; (dd) DDT; (ee) Phosphorus (P4); and
     (ff) those sites and businesses listed on Schedule 1.01(36)(b).

          37. GOVERNMENTAL AUTHORITY: any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, the NYSE or other regulatory, administrative or governmental authority.

          38. GROUP: the Monsanto Group or the Chemicals Group as the context requires.

          39. INDEMNIFIABLE LOSSES: all Losses which are subject to being indemnified by Monsanto or Chemicals pursuant to Article IV.

          40. INDEMNIFYING PARTY: a Person who or which is obligated under this Agreement to provide indemnification.

          41. INDEMNITEE: a Person who may seek indemnification under this Agreement.

          42. INDEMNITY PAYMENT: an amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Article IV.

          43. INFORMATION: all records, books, contracts, instruments, computer data and other data and information.

          44.  INSURANCE ADMINISTRATION: with respect to each Insurance Policy,
     (1) the accounting for retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Insurance Policies, (2) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any Insurance Policy to be exceeded and (3) the distribution of Insurance Proceeds as contemplated by this Agreement.

          45. INSURANCE POLICY: insurance policies and insurance contracts of any kind that are owned or maintained by, or provide a benefit in favor of, any member of either Group or any of its predecessors as the insured interest, including without limitation, primary and excess policies; comprehensive general liability policies; automobile insurance policies; aviation and aircraft insurance policies; worker's compensation insurance policies (including without limitation, occupational disease); property, casualty and business interruption insurance policies; directors and officers liability insurance policies; fiduciary insurance policies; fidelity insurance policies; self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder; and any insurance policy for directors and officers liability which has been purchased to provide occurrence coverage for both continuing and former directors, officers and employees for claims arising from or relating to events, occurrences or other matters prior to or on the Distribution Date. The term "Insurance Policy" expressly includes any insurance policies or insurance contracts issued by Monsure Ltd. or Mongard Ltd.



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

          46. INSURANCE PROCEEDS: those monies received by or on behalf of an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured.

          47. INSURED CLAIMS: those Liabilities and Losses that, individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, coinsurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent that such rights or Liabilities are within applicable Insurance Policy limits, including aggregates.

          48. IRB: the arrangements relating to or arising out of any one or more of the following to the extent that it relates to a Chemicals Asset:
     (i) Anniston, Ala. PCRBs, Series 1992; (ii) Anniston SWDA, SWRRRBs, Series 1992; (iii) Caribou County PCRBs, Series 1990; (iv) Caribou County PCRBs, Series 1994A; (v) Caribou County PCRBs, Series 1994B; (vi) Southwest III Devel. Auth. Series 1991 (callable 7/15/2004); (vii) Brazos River PCRBs, Series 1990; (viii) Brazos River PCRBs, Series 1988; (ix) Brazos River PCRBs, Series 1994; (x) Decatur IRBs, Series 1996; (xi) Decatur PCRBs, Series 1990; (xii) Decatur PCRBs, Series 1992 Var.; (xiii) Decatur PCRBs, Series 1994 Var.; (xiv) Escambia County Var. Rate Bonds 1993; (xv) Escambia County Var. Rate Bonds 1994; (xvi) Gloucester County PCRBs, Series 1992 Var.; (xvii) Greenville IDRBs, Series 1990 (callable 10/01/2000); (xviii) Missouri PCRBs, Series 1988; (xix) Missouri PCRBs, Var. Rate Series 1993;
     (xx) Sauget PCRBs, Series 1996; (xxi) Sauget PCRBs, Series 1992; (xxii) Sauget PCRBs, Series 1993; (xxiii) Springfield Adj. Rate PCRBs, Sers. 1984 (callable 11/01/1999); (xxiv) Southwest III Devel. Auth. Series 1989.

          49. INTELLECTUAL PROPERTY AGREEMENTS: the Intellectual Property Transfer Agreement, substantially in the form attached hereto as Exhibit 1.01(49), together with various agreements attached thereto as exhibits, with such changes as may be mutually agreed, which have been or will be entered into on or prior to the Distribution Date between Monsanto and Chemicals or members of their respective Groups with respect to transfer and licensing of intellectual property.

          50.  IRS: the Internal Revenue Service.

          51. JOINT OWNERSHIP PROPERTIES: the properties listed on Schedule 1.01(51).

          52. LEASE AGREEMENTS: the lease agreements which have been or will be entered into on or prior to the Distribution Date between Monsanto and Chemicals, or the appropriate members of the Monsanto Group and the Chemicals Group, substantially in the form attached hereto as Exhibit 1.01(52) with respect to the facilities listed on Schedules 1.01(52).

          53. LIABILITIES: all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto.

          54.  LITIGATION MATTERS: as defined in Section 6.06(a) hereof.

          55. LOSSES: all losses, liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.

          56.  MONSANTO: as defined in the preamble to this Agreement.

          57. MONSANTO ASSETS: all of the Assets other than the Chemicals Assets held on the Distribution Date by any member of either Group, including the Excluded Chemicals Assets.

          58. MONSANTO BUSINESS: all of the businesses, other than the Chemicals Business, the Former Chemicals Business or the P4 Business, conducted on or prior to the Distribution Date by any member of either Group.

          59. MONSANTO CERTIFICATE AMENDMENTS: the amendments to Monsanto's Certificate of Incorporation proposed by the Board of Directors of Monsanto for consideration at the Special Meeting.

          60. MONSANTO COMMON STOCK: the common stock, par value $2.00 per share, of Monsanto.

          61. MONSANTO DIRECTOR: any individual who is a member of the Board of Directors of Monsanto following the Distribution Date.

          62.  MONSANTO FACILITIES: facilities which are Monsanto Assets.

          63. MONSANTO GROUP: Monsanto and its Subsidiaries of which Monsanto directly owns 100% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body, other than members of the Chemicals Group.

          64. MONSANTO LIABILITIES: except as expressly provided in the Other Agreements, all of the Liabilities, other than the Chemicals Liabilities, of any member of the Monsanto Group whether incurred or arising prior to or after the Distribution Date, including the Excluded Chemicals Liabilities.

          65.  NOTICES: as defined in Section 10.05 hereof.

          66.  NYSE: the New York Stock Exchange, Inc.

          67.  OFFER OF SETTLEMENT: as defined in Section 7.02(c) hereof.

          68.  OFFEREE: as defined in Section 7.02(c) hereof.

          69.  OFFEROR: as defined in Section 7.02(c) hereof.

          70. OPERATING AGREEMENTS: the operating agreements which have been or will be entered into on or prior to the Distribution Date between members of the Monsanto Group and members of the Chemicals Group, substantially in the form attached hereto as Exhibit 1.01(70), with such changes as may be mutually satisfactory, whereby one party will operate a facility listed on
     Schedule 1.01(70) for the benefit of the other.

          71. OTHER AGREEMENTS: all Transition Services Agreements, the Employee Benefits Allocation Agreement, all Business Transfer Agreements, the Tax Sharing Agreement, the Intellectual Property Agreements, the Lease Agreements, the Raw Material Supply Agreements, the Plan and Agreement of Reorganization, the Operating Agreements and the P4 Joint Venture Agreement.

          72. P4 BUSINESS: the mining of phosphorus rock and processing it into elemental phosphorous together with related activities, including but not limited to the coking operations at Rock Springs, Wyoming.

          73. P4 JOINT VENTURE: the limited liability company created pursuant to the P4 Joint Venture Agreement.

          74. P4 JOINT VENTURE AGREEMENT: the joint venture agreements and other related agreements which have been or will be entered into on or prior to the Distribution Date among any of Monsanto, Chemicals and the P4 Joint Venture with respect to the Joint Ownership Properties and the P4 Business, substantially in the forms attached hereto as Exhibits 1.01(74)(a) through 1.01(74)(g), with such changes as may be satisfactory to Monsanto and Chemicals.

          75. PERSON: an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization or a government or any department or agency thereof.

          76.  PLAN: as defined in the Employee Benefits Allocation Agreement.

          77. PLAN AND AGREEMENT OF REORGANIZATION: the Plan and Agreement of Reorganization adopted by Monsanto.

          78. PRIME RATE: the rate which Citibank N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

          79.  PRIVILEGED INFORMATION: as defined in Section 6.06(a) hereof.

          80. PROXY STATEMENT: the Proxy Statement dated July 14, 1997 sent to the holders of shares of Monsanto Common Stock in connection with the Special Meeting.

          81. RAW MATERIAL SUPPLY AGREEMENTS: the agreements which have been or will be entered into on or prior to the Distribution Date between Monsanto and Chemicals, substantially in the forms attached hereto as Exhibit 1.01(81)(a) through 1.01(81)(f), with such changes as may be mutually satisfactory, in each case providing for the supply of raw materials to members of the Monsanto Group by members of the Chemicals Group, or to members of the Chemicals Group by members of the Monsanto Group.

          82. RECORD DATE: the date determined by the Board of Directors of Monsanto, or such committee of the Board as shall be designated by the Board of Directors, as the record date for determining stockholders of Monsanto entitled to receive the Distribution.

          83. REGISTRATION STATEMENT: the registration statement on Form 10 to effect the registration of the Chemicals Common Stock pursuant to the Exchange Act.

          84. REPRESENTATIVE: with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

          85.  SEC: the Securities and Exchange Commission.

          86. SECURITIES ACT: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          87. SECURITY INTEREST: means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

          88. SERVICE AGREEMENT: any third party administrator or claims handling agreement of any kind or nature to which any member of either Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of Chemicals Claims.

          89. SPECIAL MEETING: the special meeting of stockholders of Monsanto to consider the Distribution and any other matters set forth by the Board of Directors of Monsanto in the notice of the Special Meeting.

          90. SPECIAL MEETING DATE: the date determined by the Board of Directors of Monsanto, or by such committee of the Board as designated by the Board of Directors, for the Special Meeting.

          91. SPECIAL MEETING RECORD DATE: the record date determined by the Board of Directors of Monsanto, or by such committee of the Board as designated by the Board of

     Directors, as the record date for determining stockholders of Monsanto entitled to vote at the Special Meeting.

          92. SUBSIDIARY: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; PROVIDED, HOWEVER, that for purposes of this Agreement, (1) the Chemicals Subsidiaries shall be deemed to be Subsidiaries of Chemicals and (2) Chemicals and the Chemicals Subsidiaries shall not be deemed to be Subsidiaries of Monsanto or any of Monsanto's Subsidiaries.

          93.  TAX: as defined in the Tax Sharing Agreement.

          94. TAX SHARING AGREEMENT: the tax sharing and indemnification agreement which has been or will be entered into on or prior to the Distribution Date between Monsanto and Chemicals substantially in the form attached hereto as Exhibit 1.01(94), with such changes as may be mutually satisfactory to Monsanto and Chemicals.

          95. THIRD PARTY: a Person who is not a party hereto or a wholly-owned Subsidiary thereof.

          96. THIRD PARTY CLAIM: any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Third Party.

          97. TRANSITION SERVICES AGREEMENT: the transition services agreements which have been or will be entered into on or prior to the Distribution Date between the Monsanto Group and the Chemicals Group, substantially in the form attached hereto as Exhibit 1.01(97), with such changes as may be mutually satisfactory, providing for (1) the Monsanto Group to make available certain personnel and services to the Chemicals Group and (2) the Chemicals Group to make available certain personnel and services to the Monsanto Group, in each case for a period of up to 18 months following the Distribution Date.

          1.02 REFERENCES TO TIME. All references in this Agreement to times of the day shall be to St. Louis time, except as otherwise specifically provided herein.


                                   ARTICLE II

               CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE

          2.01 SHARE PURCHASE RIGHTS PLAN; CERTIFICATE OF INCORPORATION; BYLAWS. Prior to the Distribution Date, Chemicals shall adopt the Chemicals Rights Plan. Monsanto and Chemicals shall take all action necessary so that, at the Distribution Date, the Restated Certificate of Incorporation and Bylaws of Chemicals shall be in the forms attached hereto as Exhibits 2.01(a) and 2.01(b), respectively.

          2.02 ISSUANCE OF STOCK. Prior to or as of the Distribution Date, the parties hereto shall take all steps necessary to reclassify the outstanding shares of Chemicals Common Stock so that, except as otherwise contemplated by this Agreement, immediately prior to or as of the Distribution Date the number of shares of Chemicals Common Stock outstanding and held by Monsanto shall equal the number of shares of Monsanto Common Stock outstanding on the Record Date divided by five (rounded to the next highest whole share).

          2.03 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES. On or prior to the Distribution Date, the parties hereto shall and shall cause their respective wholly-owned Subsidiaries (1) to execute instruments of assignment and transfer and to take such other corporate action as is necessary to transfer to Chemicals and its wholly-owned Subsidiaries all of the right, title and interest of the Monsanto Group in the Chemicals Assets; (2) to execute instruments of assignment and transfer and to take such other corporate action as is necessary to transfer to Chemicals a 40% ownership interest in the P4 Joint Venture subject to the terms and conditions set forth in the P4 Joint Venture Agreement; and (3) to take all action necessary to cause Chemicals or its wholly-owned Subsidiaries to assume all of the Chemicals Liabilities. A global assignment and assumption agreement along with Business Transfer Agreements for transfers of Chemicals Assets and assumption of Chemicals Liabilities will be executed on or prior to the Distribution Date; provided, however, that in the event of a conflict between such agreements and this Agreement, this Agreement will control; and provided further that the transfer of the operating Assets of the Chemicals Business shall be substantially completed prior to the Special Meeting.

          2.04 FINANCING ARRANGEMENTS. Each of the parties hereto agrees that it will use reasonable efforts to arrange the Financing Facility and Chemicals agrees that it will assume the obligations with respect to the commercial paper issued thereunder on the Distribution Date with Monsanto becoming a guarantor of the commercial paper obligations thereunder outstanding on the Distribution Date but otherwise having no further liability. Each of the parties hereto agrees that it will use reasonable efforts to obtain, prior to the Distribution Date, all necessary consents, waivers or amendments to each bank credit agreement, debt security or other financing facility to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound, or to refinance such agreement, security or facility, in each case on terms satisfactory to Monsanto and Chemicals and to the extent necessary to permit the Distribution to be consummated without any material breach of the terms of such agreement, security or facility.

          2.05 REGISTRATION AND LISTING. Prior to the Distribution Date:

          1. Monsanto and Chemicals shall prepare the Proxy Statement and the Registration Statement. Chemicals shall file the Registration Statement with the SEC. Monsanto shall file the Proxy Statement with the SEC and shall mail the Proxy Statement to the holders of Monsanto Common Stock as of the Special Meeting Record Date. Monsanto and Chemicals shall use reasonable efforts to cause the Registration Statement to become effective under the Exchange Act as promptly as reasonably practicable.

          2. The parties hereto shall use their reasonable efforts to take all such action as may be necessary or appropriate under state securities and Blue Sky laws in connection with the transactions contemplated by this Agreement.

          3. Monsanto and Chemicals shall prepare, and Chemicals shall file and seek to make effective, an application for the listing of the Chemicals Common Stock on the NYSE, subject to official notice of issuance.

          4. The parties hereto shall cooperate in preparing and filing with the SEC the Proxy Statement and the Registration Statement, and causing to become effective the Registration Statement and any other registration statements or any amendments to any thereof which are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any Plans contemplated in the Employee Benefits Allocation Agreement.

          5. The parties hereto shall prepare and mail to the holders of Monsanto Common Stock such other information or documentation as the parties shall reasonably determine and as may be required by law. Monsanto and Chemicals shall prepare, and Monsanto or Chemicals shall, as applicable, file such documents, and any forms, schedules, or registration statements and any no action letter requests which are required by applicable law or which Monsanto determines are necessary or desirable to effectuate the Distribution, and Monsanto and Chemicals shall each use its reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

          2.06 SPECIAL MEETING. The Board of Directors of Monsanto, or such committee of the Board as shall be designated and so authorized by the Board of Directors of Monsanto, shall establish the Special Meeting Record Date and the Special Meeting Date, and shall take whatever other action such Board of Directors or such designated committee of the Board deems necessary or convenient with respect to the Special Meeting.

          2.07 AMENDMENT OF MONSANTO CERTIFICATE OF INCORPORATION. At the Special Meeting, there will be submitted to the Monsanto stockholders for their vote the Monsanto Certificate Amendments as well as the Distribution.



                                   ARTICLE III

                                THE DISTRIBUTION

          3.01 RECORD DATE AND DISTRIBUTION DATE. Subject to the satisfaction or waiver of the conditions set forth in Section 10.01(a), the Board of Directors of Monsanto, or such committee of the Board as shall be authorized and designated by the Board of Directors, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

          3.02 THE AGENT. Prior to the Distribution Date, Monsanto shall enter into an agreement with the Agent providing for, among other things, the payment of the Distribution to the holders of Monsanto Common Stock in accordance with this Article III.

          3.03 DELIVERY OF SHARE CERTIFICATES TO THE AGENT. Prior to or as of the Distribution Date, Monsanto shall deliver to the Agent a share certificate representing all of the outstanding shares of Chemicals Common Stock to be distributed in connection with the payment of the Distribution. After the Distribution Date, upon the request of the Agent, Chemicals shall provide all certificates for shares of Chemicals Common Stock or other evidence of ownership that the Agent shall require in order to effect the Distribution.

          3.04 DISTRIBUTION. Except as otherwise contemplated by this Agreement, Monsanto shall instruct the Agent to distribute, as of the Distribution Date, one share of Chemicals Common Stock in respect of every five (5) shares of Monsanto Common Stock held by holders of record of Monsanto Common Stock on the Record Date. All shares of Chemicals Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. As soon as practicable after the Distribution Date certificates for shares of Chemicals Common Stock will be mailed by the Agent to such holders of record as of the Record Date unless Chemicals uses a book entry system of stock record keeping in which event no certificates for shares of Chemicals Common Stock will be issued unless the stockholder so requests.

          3.05 FRACTIONAL SHARES. No certificates or scrip representing fractional interests in a share of Chemicals Common Stock will be issued. Instead, if Chemicals does not adopt a book entry system, or if Chemicals does adopt a book entry system but a stockholder requests a physical stock certificate, the Agent, will, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of Chemicals Common Stock allocable to each holder of record of Monsanto Common Stock as of the Record Date, (b) aggregate all such fractional shares, and (c) sell the whole shares attributable to the aggregate of the fractional shares at the direction of the Agent, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required, if any, to be withheld for United States federal income tax purposes.


                                   ARTICLE IV
                    SURVIVAL, ASSUMPTION AND INDEMNIFICATION


          4.01 SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties hereto contained in this Agreement and all covenants and agreements of the parties hereto and their respective wholly-owned Subsidiaries contained in the Other Agreements shall survive the Distribution Date in accordance with their respective terms and shall not be merged into any deeds or other transfer or closing instruments or documents.

          4.02 TAXES. This Article IV shall not be applicable to any Indemnifiable Losses or Liabilities related to (1) Taxes which shall be governed by the Tax Sharing Agreement; or (2) which are otherwise expressly provided for in those Other Agreements (excluding the Business Transfer Agreements).

          4.03 ASSUMPTION AND INDEMNIFICATION.

          (a) (i) Subject to Sections 4.02 and 4.03(c) and except as expressly provided in the Other Agreements, from and after the Distribution Date, Monsanto shall retain or assume, as the case may be, and shall indemnify, defend and hold harmless each member of the Chemicals Group, and each of their Representatives and Affiliates, from and against, (1) all Monsanto Liabilities and (2) all Losses of any such member of the Chemicals Group, Representative or Affiliate relating to, arising out of or due to the failure to pay, perform or discharge in due course the Monsanto Liabilities by any member of the Monsanto Group who has an obligation with respect thereto. Chemicals will use reasonable efforts not to take and to cause its wholly-owned Subsidiaries not to take any action outside the ordinary course of business after the Distribution Date which may reasonably be expected to have the effect of increasing Monsanto's or its wholly-owned Subsidiaries' Losses with respect to Monsanto Liabilities or the indemnification provided hereunder, and Chemicals will use reasonable efforts to take and to cause its wholly-owned Subsidiaries to take, at Monsanto's expense, such reasonable action as Monsanto or its wholly-owned Subsidiaries may request to mitigate all such Losses as may be incurred with respect to Monsanto Liabilities for which Monsanto has agreed to indemnify Chemicals and provided such actions do not unreasonably interfere with the conduct of Chemicals' business.

          (ii) (A) The Chemicals SpinCo combined financial statements contained on pages F-1 through F-26 of the Proxy Statement (the "Chemicals Proxy Financial Statements") are fairly stated in all material respects as of the dates indicated therein and for the periods then ended and were prepared in accordance with GAAP consistently applied except as noted therein.

               (B) The Statement of Consolidated Income for Monsanto for the three months and six months ended June 30, 1997, and the Statement of Consolidated Financial Position as of June 30, 1997, included in the Company's Quarterly Report on Form 10-Q, insofar as they relate to Chemicals' assets, liabilities and results of operations, prepared on a basis consistent with the first paragraph of the Basis of Presentation -- Combined Financial Statements footnote on page F-6 of the Proxy Statement (the "Chemicals June 1997 Combined Financial Statements"), are fairly stated in all material respects, except for the effect of certain interim adjustments related to Chemicals required by Accounting Principles Board Opinion No. 28 and agreed to by the Chemicals' independent auditor, as of the dates indicated therein and for the periods then ended and were prepared in accordance with GAAP consistently applied except as noted therein.

               (C) Management of Chemicals is not aware, except as noted in paragraph 4.03(a)(ii) (B) above, as of the date hereof, of any fact or circumstance that, had it existed prior to the preparation of the Chemicals Proxy Financial Statements and the Chemicals

     June 1997 Combined Financial Statements, would have had a material adverse effect on the results of operations or the financial position set forth in such financial statements.

               (iii) Due to the difficulty in ascertaining the precise amount of actual damages which Monsanto would sustain as a result of Chemicals' representations set forth in paragraph 4.03(a)(ii) above being untrue, the parties hereby agree and stipulate that liquidated damages are appropriate. The amount of liquidated damages shall be equal to $20,000,000, and the parties agree that such sum is reasonable in light of the circumstances and the nature of the damages that would accrue to Monsanto.

          (b) Subject to Section 4.02 and 4.03(c) and except as expressly provided in the Other Agreements, from and after the Distribution Date, Chemicals shall retain or assume, as the case may be, and shall indemnify, defend and hold harmless each member of the Monsanto Group, and each of their Representatives and Affiliates, from and against, (1) all Chemicals Liabilities, including without limitation, the indebtedness under the Financing Facility, and
(2) any and all Losses of any such member of the Monsanto Group, Representative or Affiliate relating to, arising out of or due to the failure to pay, perform or discharge in due course the Chemicals Liabilities by any member of the Chemicals Group who has an obligation with respect thereto. Monsanto will use reasonable efforts not to take and to cause its wholly-owned Subsidiaries not to take any action outside the ordinary course of business after the Distribution Date which may reasonably be expected to have the effect of increasing Chemicals' or its wholly-owned Subsidiaries' Losses with respect to Chemicals Liabilities or the indemnification provided hereunder and Monsanto will use reasonable efforts to take and will cause its wholly-owned Subsidiaries to take at Chemicals' expense such reasonable action as Chemicals or its wholly-owned Subsidiaries may reasonably request to mitigate all such Losses as may be incurred with respect to Chemicals Liabilities for which Chemicals has agreed to indemnify Monsanto and provided such actions do not unreasonably interfere with the conduct of Monsanto's business.

          (c) The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to Section 4.03(a) or (b) shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds and other amounts (including, without limitation, amounts received from Third Parties in respect of other indemnification or contribution obligations of Third Parties) actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss, it being understood and agreed that each member of the Monsanto Group and the Chemicals Group shall use its reasonable best efforts, at the expense of the Indemnifying Party, to collect any such proceeds or other such amounts to which it or any of its wholly-owned Subsidiaries is entitled, without regard to whether it is the Indemnified Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of an Indemnifiable Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (1) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (2) the amount of such Indemnifiable Loss. An insurer or a Third Party (including, without limitation, purchasers under any assets purchase agreements, real estate agreements or any other agreements relating to Chemicals Liabilities or Monsanto Liabilities, including without limitation, those agreements set forth on
Schedule 4.03(c), who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions set forth herein) by virtue of the indemnification provisions hereof.

          (d) If any Indemnity Payment required to be made hereunder or under any Other Agreement is denominated in a currency other than United States dollars, the amount of such payment, at the election of the Indemnifying Party, may be reimbursed in local currency or shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

               (1) with respect to an Indemnifiable Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution is reimbursed;

               (2) with respect to an Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Indemnifiable Loss with the Indemnifying Party; and

               (3) with respect to an Indemnifiable Loss not described in clause
          (1) or (2) of this Section 4.03(d), the Foreign Exchange Rate for such currency shall be determined as of the date of payment to a Third Party in the case of such payments or as of the date that notice of the claim with respect to such other Indemnifiable Loss is given to the Indemnitee.

          (e) On the Distribution Date Chemicals shall assume (or shall cause one of its wholly-owned Subsidiaries to assume) (i) the prosecution of all claims which are Chemicals Assets and are pending on the Distribution Date; and
(ii) the defense against all Third Party Claims which are Chemicals Liabilities and are pending on the Distribution Date. Monsanto shall use reasonable efforts to make available and shall cause its wholly-owned Subsidiaries to use reasonable efforts to make available to Chemicals and its wholly-owned Subsidiaries, at Chemicals' expense, (i) any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that Chemicals or such Subsidiary reasonably believes are necessary or appropriate for such prosecution or defense as provided in Article VI; and (ii) such other assistance in support of the prosecution or defense of such litigation as Chemicals or its wholly-owned Subsidiaries may reasonably request, including without limitation, the right to assert in the name of Monsanto or any of its wholly-owned Subsidiaries such rights, claims, counterclaims or defenses that Monsanto or Monsanto's Subsidiary would be or would have been entitled to assert in such litigation or in the prosecution of or defense against such claim had the Distribution not occurred; PROVIDED, HOWEVER, that no member of the Monsanto Group shall be required to take any action, refrain from taking any action or make available any assistance if doing so would have the effect of increasing Liabilities of the Monsanto Group. Monsanto will execute and will cause its wholly-owned Subsidiaries to execute a power of attorney in the form attached hereto as Exhibit 4.03(e).

          4.04 PROCEDURE FOR INDEMNIFICATION.

          (a) If any Indemnitee receives notice of the assertion of any Third Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee shall give such Indemnifying Party notice thereof promptly after becoming aware of such Third Party Claim; PROVIDED, HOWEVER, that the failure of any Indemnitee to give notice as provided in this Section 4.04 shall not relieve any Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third Party Claim in reasonable detail and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

          (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee), may elect to defend any Third Party Claim. If an Indemnifying Party elects to defend a Third Party Claim, then, within fifteen Business Days after receiving notice of such Third Party Claim or sooner (but in no event less than five Business Days) if the nature of such Third Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so. Such Indemnitee shall thereupon use reasonable efforts to make available to such Indemnifying Party, at such Indemnifying Party's expense, such assistance in support of the prosecution or defense of such litigation as the Indemnifying Party may reasonably request, including without limitation, the right to assert in the name of the Indemnitee such rights, claims, counterclaims or defenses that such Indemnitee would be or would have been permitted to assert in such litigation or in the prosecution of a claim or counterclaim against a Third Party or in defense against such Third Party Claim had the Distribution not occurred. The Indemnitee will execute a power of attorney in favor of the Indemnifying Party with respect to such Third Party Claims in substantially the form attached hereto as Exhibit 4.03(e). Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation consistent with the provisions of
Article VI. Except as provided herein, after notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this
Article IV for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof. If an Indemnifying Party elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.04 within the period of fifteen (or five, if applicable) Business Days described above, such Indemnitee may defend, compromise and settle such Third Party Claim; PROVIDED, HOWEVER, that no such Indemnitee may compromise or settle any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          (c) Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.

          (d) If an Indemnifying Party chooses to defend or to seek to compromise any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

          (e) Any claim on account of an Indemnifiable Loss arising out of or due to the failure to pay, perform or discharge in due course its respective Liabilities by any member of the Indemnifying Party's Group who has an obligation with respect thereto but which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under Article VII of this Agreement.

          (f) If the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

          (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim, including without limitation, permitting the Indemnifying Party to bring suit against such Third Party in the name of the Indemnitee.


                                    ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

          5.01 FURTHER ASSURANCES.

          (a) In addition to the actions specifically provided for elsewhere in this Agreement and unless otherwise expressly provided in this Agreement or an Other Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, to confirm Chemicals' title to all Chemicals Assets and assumption of all Chemical Liabilities, to put Chemicals in actual possession and operating control of Chemicals Assets and Chemicals Liabilities, and to permit Chemicals to exercise all rights and to perform its obligations with respect to Chemicals Assets and Chemicals Liabilities; PROVIDED, that nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of Assets and Liabilities and the other transactions contemplated hereby. If any such transfer of Assets or Liabilities, including but not limited to, assignments of contracts, is not consummated prior to or at the Distribution Date for any reason, including but not limited to, the absence of consents to assignment of contracts or approval by Governmental Authorities for the transfer of permits, then the party hereto retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), or shall retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and shall take such other action as may be reasonably requested by the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred as contemplated hereby. If and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties hereto agree that, as of the Distribution Date, as between the parties, Chemicals shall be deemed to have acquired complete and sole beneficial ownership of all of the Chemicals Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Chemicals Liabilities, and all duties, obligations and responsibilities incident thereto.

          (b) Without limiting the generality of Section 5.01(a), Monsanto, as the sole stockholder of Chemicals prior to the Distribution, shall ratify any actions which are reasonably necessary or desirable to be taken by Chemicals to effectuate the transactions contemplated by this Agreement or the Other Agreements in a manner consistent with the terms of this Agreement or such Other Agreements.

          (c) In the event any registration, licenses, permits or other rights granted by Governmental Authorities to the Monsanto Group must be transferred, amended or issued in order to conduct operations of the Chemicals Business after the Distribution Date, and such permit transfer, amendment or issuance has not been accomplished as of such date, Monsanto shall permit Chemicals to use the registration, license or permit of the Monsanto Group to continue to operate the Chemicals Facilities until such transfer, amendment or issuance is accomplished, at Chemicals' expense, if to so do would be permitted by and not violate the terms of the registration, license or permit or any law, regulation, ordinance or rule, until such permit is transferred or issued to Chemicals. Chemicals shall use its reasonable efforts to obtain such registrations, licenses, permits or other rights granted by Governmental Authorities as soon as reasonably practicable. Chemicals shall indemnify and hold harmless Monsanto from and against any and all Third Party Claims arising from or related to Chemicals' use of the registration, license or permit or other rights granted to the Monsanto Group by Governmental Authorities.

          (d) Schedule 1.01(11) to this Agreement includes among other items, certain parcels of real estate which are Chemicals Assets but which, in some cases, are subject to contracts for sale to Third Parties ("Sale Real Estate") or which, in other cases, cannot be transferred without one party incurring a substantial economic detriment which detriment could otherwise be deferred or avoided ("Non-Sale Real Estate"). Monsanto and Chemicals agree that Monsanto shall retain title to such Sale Real Estate and Non-Sale Real Estate following the Distribution Date and shall not transfer to Chemicals the title or assign to Chemicals the contract(s) for sale or any other permits, licenses or contracts with respect to such real estate subject to the following terms and conditions:

     (i) Monsanto from and after the Distribution Date will hold the Sale Real Estate and the Non-Sale Real Estate in trust for the benefit of Chemicals;

     (ii) Monsanto hereby irrevocably designates Chemicals as its attorney-in-fact and agent for all purposes with respect to all such Sale Real Estate and Non-Sale Real Estate, including without limitation, for all remediation, monitoring and other activities, with respect to such Sale Real Estate and Non-Sale Real Estate; for all filings, notices and any other negotiations, activities or discussions with any Governmental Authority and/or any branch, commission, board or other subdivision thereof; for all discussions, negotiations or agreements with Third Parties with respect to, or arising from, such Sale Real Estate and Non-Sale Real Estate; and for all purposes relating to the execution, delivery and closing of contracts, agreements, documents or instruments with respect the ownership, use, occupation, sale or lease of the Sale Real Estate or Non-Sale Real Estate. In furtherance of such designation, Monsanto will execute powers of attorney in the form attached hereto as Exhibit 5.01(d)(ii) for each site;

     (iii) Monsanto will take no action without the prior written consent of Chemicals which may have the effect of increasing Chemicals' liability with respect to any Sale Real Estate or Non-Sale Real Estate; and will take such action as is permitted by contract, in the absence of consent of the other party, and by law to place Chemicals, insofar as reasonably possible, in the same position as if such Sale Real Estate and Non-Sale Real Estate had been transferred, or conveyed to Chemicals on the Distribution Date;

     (iv) In the event any Sale Real Estate is not sold or conveyed to a Third Party pursuant to a contract in existence on the Distribution Date or, at any other time, upon the request of Chemicals with respect to any parcel of Sale Real Estate or Non-Sale Real Estate, Monsanto shall transfer and convey title to the affected parcel of real estate to Chemicals; and

     (v) As between Monsanto and Chemicals, such Sale Real Estate and Non-Sale Real Estate shall be treated as Chemicals Assets, and Liabilities related to or arising from Sale Real Estate or Non-Sale Real Estate shall be Chemicals Liabilities and subject to the indemnification provisions contained in Section 4.03(b) notwithstanding the fact that such Sale Real Estate or Non-Sale Real Estate was not transferred to Chemicals.

     (e) If Chemicals elects to pursue any claim or right relating to the Chemicals Assets, the Chemicals Business or the Former Chemicals Business, Monsanto, upon request and at Chemicals' expense, shall use reasonable efforts to make available to Chemicals such assistance in support of the prosecution of such litigation as Chemicals may reasonably request, including without limitation, the right to assert, as needed, in the name of Monsanto or any member of the Monsanto Group such rights and claims that Monsanto or such member would be or would have been permitted to assert in such litigation had the Distribution not occurred; provided, however, that no member of the Monsanto Group shall be required to take any action, refrain from taking any action or make available any assistance if doing so would have the effect of increasing Liabilities of the Monsanto Group. Monsanto or such member of the Monsanto Group will execute a power of attorney in favor of Chemicals or such member of the Chemicals Group in the form attached hereto as Exhibit 4.03(e).

          5.02 CHEMICALS BOARD. Prior to, or simultaneously with, the Distribution Date, Chemicals shall take such actions as are necessary such that the Board of Directors of Chemicals is comprised of those individuals named as directors of Chemicals in the Proxy Statement.

          5.03 FINANCING. Effective as of the Distribution Date:

          (a) The obligations under the assumable commercial paper portion of the Financing Facility shall be assigned to, and assumed by, Chemicals, and guaranteed by Monsanto, with the effect that Chemicals shall have the primary obligation thereunder and Monsanto shall become the guarantor with respect thereto;

          (b) On the Distribution Date, Chemicals shall assume from Monsanto, and indemnify Monsanto from, all Liabilities under the assumable commercial paper portion of the Financing Facility and the Third Party indebtedness specified on Schedule 5.03(b); and

          (c) (i) Except as provided in Schedule 5.03(c)(i), (w) all intercompany accounts receivables and payables between members of the Groups in Europe and in South Africa, and all Third Party receivables and payables owed to or by members of the Groups in Europe and in South Africa that arose prior to June 1, 1997, will be treated in accordance with the related Business Transfer Agreement, including without limitation, those agreements on Intercompany Receivables and Payables and Bad Debts dated as of September 1, 1997 between (1) Monsanto Chemicals Europe SA/NV and Monsanto Europe SA/NV and (2) Monsanto p.l.c. and Monsanto Chemicals U.K. Limited and certain other entities referred to collectively therein as DSO's; (x) all intercompany accounts receivables and payables between members of the Monsanto Group in Europe and in South Africa, and all Third Party receivables and payables related to the Monsanto Business in Europe and in South Africa that arose on or after June 1, 1997, will remain as Monsanto Assets and Monsanto Liabilities; (y) all intercompany accounts receivables and payables between members of the Chemicals Group in Europe and in South Africa and all Third Party receivables and payables related to the Chemicals Business in Europe and South Africa that arose on or after June 1, 1997 shall remain as Chemicals Assets and Chemicals Liabilities; and (z) any intercompany receivables and payables that arose after June 1, 1997 between members of the Monsanto Group in Europe and in South Africa and members of the Chemicals Group in Europe and in South Africa shall remain with each respective entity on whose books such receivable and payable exists on the Distribution Date.

              (ii) All intercompany balances relating to products of the Chemicals Business or Former Chemicals Business between the Monsanto Group outside of Europe and South Africa and the Chemicals Group outside of Europe and South Africa and all Third Party payables and receivables related to the Chemicals Business, Former Chemicals Business or Chemicals Assets will be transferred to the Chemicals Group as Chemicals Assets and Chemicals Liabilities on the Distribution Date.

              (iii) All intercompany loans or advances between a member of the Chemicals Group and a member of the Monsanto Group shall remain with, or be transferred to, the members of the Monsanto Group, it being the intent that as of the Distribution Date neither Group shall have a continuing obligation with respect to such loan or and advance to the other Group.

          5.04 OTHER AGREEMENTS. Each of Monsanto and Chemicals shall use reasonable efforts to enter into, or to cause the appropriate members of its Group to enter into, the Other Agreements on or prior to the Distribution Date. If there shall be a conflict or an inconsistency between the provisions of this Agreement and the provisions of an Other Agreement (i) the provisions of this Agreement shall control over the inconsistent provisions of a Business Transfer Agreement as to matters within the scope of the Business Transfer Agreement; and
(ii) the provisions of the Other Agreement (other than any Business Transfer Agreement) shall control over the inconsistent provisions of this Agreement as to matters within the scope of such Other Agreement.

          5.05 CHEMICALS SUPPORT AGREEMENTS. Effective as of the Distribution Date, and unless otherwise agreed between Monsanto and Chemicals, Chemicals shall use its reasonable best efforts to cause one or more members of the Chemicals Group to be substituted in all respects for the Monsanto Group or any member thereof in respect of all Chemicals Support Agreements. Subsequent to the Distribution Date, with respect to any uncancelled Chemicals Support Agreement for which no substitution has yet been effected, Chemicals shall indemnify the Monsanto Group against any Liabilities under any such Chemicals Support Agreement in accordance with the provisions of Article IV.

          5.06 OFFICERS AND EMPLOYEES.

          (a) Subject to the provisions of Section 5.06(b), officers and employees of either Group who are employed in the Chemicals Business immediately prior to the Distribution Date shall be officers and employees of the Chemicals Group immediately following the Distribution Date; PROVIDED, HOWEVER, that nothing herein shall give to any individual a right of employment, or continued employment, by any member of the Chemicals Group.

          (b) Except as otherwise agreed by the parties hereto, effective as of the Distribution Date, (1) all officers or employees of the Monsanto Group who are acting as directors or officers of the Chemicals Group and are not employed in the Chemicals Business shall resign from such positions with the Chemicals Group and (2) all officers or employees of the Chemicals Group who are acting as directors or officers of the Monsanto Group and are not employed in the Monsanto Business shall resign from such positions with the Monsanto Group.

          5.07 MONSANTO CITIZENSHIP FUND. Prior to the Distribution Date, Chemicals will establish a political action committee consistent with the rules of the Federal Election Commission for a separate segregated fund ("Chemicals PAC") and the Monsanto Citizenship Fund will transfer to such Chemicals PAC $16,951.00 plus any amounts held by the Monsanto Citizenship Fund for future earmarking by Chemicals Employees which has been or may be agreed to.

          5.08 RECEIVABLES COLLECTION AND OTHER PAYMENTS. If after the Distribution Date, either party receives payments belonging to the other party, the recipient shall promptly account for and remit same to the other party.

          5.09 LIMITED LEASES, LICENSES AND BENEFITS OF CERTAIN ASSETS.

          (a) With respect to sold or discontinued businesses for which Chemicals has assumed a Chemicals Liability, Monsanto hereby grants a lease or license, and shall cause its wholly-owned Subsidiaries to grant a lease or license, to members of the Chemicals Group, without compensation and on a non-exclusive basis, with respect to such Monsanto Assets (or the benefit of such Monsanto Assets) relating to sold or discontinued businesses, including without limitation, those rights under contracts, leases or licenses held on the Distribution Date, in each case to the extent the use or benefit of such Monsanto Assets is reasonably necessary to satisfy such Chemicals Liabilities assumed by any member of the Chemicals Group pursuant to this Agreement or any Other Agreement.

          (b) With respect to a Former Chemicals Business for which Monsanto has retained a Monsanto Liability, including without limitation, Monsanto Liabilities under operating agreements with Third Parties, Chemicals hereby grants a lease or license, and shall cause its wholly-owned Subsidiaries to grant a lease or license, to members of the Monsanto Group, without compensation and on a non-exclusive basis with respect to such Chemicals Assets (or the benefit of such Chemicals Assets) relating to the Former Chemicals Business, including without limitation, those rights under contracts, leases or licenses held on the Distribution Date, in each case to the extent the use or benefit of such Chemicals Assets is reasonably necessary to satisfy such Monsanto Liabilities.

          5.10 CHEMICALS' USE OF CHEMICALS ASSETS SUBJECT TO IRBS. Monsanto is retaining as Monsanto Liabilities the IRBs and all obligations related to the payment of principal and interest thereunder and is retaining as Monsanto Assets all rights with respect to the IRBs except the right to the ownership or occupancy of the property transferred to Chemicals as Chemicals Assets. Chemicals, however, agrees that Chemicals shall comply with all of the covenants and agreements set forth in the IRBs and any related agreements entered into in connection with the IRBs that are applicable to the owner or operator of the property or that affect the use of the property and shall not take any action which, or fail to take any action the failure of which, could increase or accelerate Monsanto's liabilities under the IRBs or adversely affect the exclusion from gross income of interest on the IRBs. Chemicals shall not sell or otherwise transfer any properties or assets relating to the IRBs unless the transferee agrees to assume Chemicals' obligations under this Section 5.10 pursuant to an agreement reasonably satisfactory to Monsanto.

Chemicals shall indemnify, defend and hold Monsanto harmless from any Liabilities or Losses to the extent arising from its breach of its covenants in this Section 5.10.


                                   ARTICLE VI

                              ACCESS TO INFORMATION

          6.01 PROVISION OF CORPORATE RECORDS. Prior to or as promptly as practicable after the Distribution Date or from time to time as requested by the Chemicals Group, the Monsanto Group shall deliver to the Chemicals Group: (i) all corporate books and records of the Chemicals Group; (ii) originals or copies of those corporate books and records of the Monsanto Group primarily relating to the Chemicals Assets, the Chemicals Liabilities, the Chemicals Business or the Former Chemicals Business; (iii) originals or, at Monsanto's election, copies of all other corporate records and books of the Monsanto Group relating to the Chemicals Group, Chemicals Assets, the Chemicals Liabilities, the Chemicals Business, the Former Chemicals Business, the Joint Ownership Properties, the P4 Business, or the Other Agreements; including without limitation in each case, all active agreements, active litigation files and government filings; and (iv) copies of any and all Insurance Policies. From and after the Distribution Date, all such books, records and copies (where copies are delivered in lieu of originals) whether or not delivered shall be the property of the Chemicals Group; provided, however, that all such Information contained in such books, records or copies relating to the Monsanto Group, Monsanto Assets, the Monsanto Liabilities, the Monsanto Business, the Joint Ownership Properties, the P4 Business, or the Other Agreements shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law. Monsanto, if it so elects, may retain copies of any original books and records delivered to Chemicals along with those original books and records of the Monsanto Group authorized herein to be retained (excluding books and records to the extent relating to Chemicals Technology as defined in the Intellectual Property Agreements or relating exclusively to Chemicals' use of Shared Know How as defined in the Intellectual Property Agreements in the Chemicals Business or Former Chemicals Business); provided, however, that all such Information contained in such books, records or copies (whether or not delivered to the Chemicals Group) relating to the Chemicals Group, the Chemicals Assets, the Chemicals Liabilities, the Chemicals Business, the Former Chemicals Business, the Joint Ownership Properties, the P4 Business, or the Other Agreements shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law.

          6.02 ACCESS TO INFORMATION. In addition to the provisions set forth in
Section 6.01 above, from and after the Distribution Date and upon reasonable notice, each of the Monsanto Group and the Chemicals Group shall afford to the other and to the other's Representatives at the expense of the other party, reasonable access and duplicating rights during normal business hours to all Information developed or obtained prior to the Distribution Date within such party's possession relating to the other party or its businesses, its former businesses, its Assets, its Liabilities, the Joint Ownership Properties, the P4 Business, or the Other Agreements, insofar as such access is reasonably requested by such other party, but subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law. In addition, without limiting the foregoing, Information may be requested under this Section
6.02 for audit, accounting, claims, intellectual property protection, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations. In each case, the requesting party agrees to cooperate with the other party to minimize the risk of unreasonable interference with the other party's business. In the event access to any Information otherwise required to be granted herein or in the Other Agreements is restricted by law or otherwise, the parties agree to take such actions as are reasonably necessary, proper or advisable to have such restrictions removed or to seek an exemption therefrom or to otherwise provide the requesting party with the benefit of the Information to the same extent such actions would have been taken on behalf of the requesting party had such a restriction existed and the Distribution not occurred.

          6.03 LITIGATION SUPPORT AND PRODUCTION OF WITNESSES. After the Distribution Date, each member of the Monsanto Group and the Chemicals Group shall use reasonable efforts to provide assistance to the other with respect to litigation and to make available to the other, upon written request: (i) such employees who have expertise or knowledge with respect to the other party's business or products or matters in litigation, for the purpose of consultation and/or as a witness; and (ii) its directors, officers, other employees and agents, as witnesses, in each case to the extent that the requesting party believes any such Person may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. The employing party agrees that such consultant or witness shall be made available to the requesting party upon reasonable notice to the same extent that such employing party would have made such consultant or witness available if the Distribution had not occurred. The requesting party agrees to cooperate with the employing party in giving consideration to business demands of such Persons.

          6.04 REIMBURSEMENT. Except to the extent otherwise contemplated by this Agreement or any Other Agreement, a party providing Information, consultant, or witness services to the other party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements, travel expenses, and other out-of-pocket expenses (including the direct and indirect costs of employees providing consulting and expert witness services in connection with litigation, but excluding direct and indirect costs of employees who provide Information or are fact witnesses) as may be reasonably incurred in providing such Information, consulting or witness services.

          6.05 RETENTION OF RECORDS. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Tax Sharing Agreement, each member of the Monsanto Group and the Chemicals Group shall retain, for the periods set forth in the Monsanto Company Records Retention Manual dated April, 1994 or such longer period as may be required by law, this Agreement or the Other Agreements, all significant Information in such party's possession or under its control relating to the business, former business, Assets or Liabilities of the other party or the Joint Ownership Properties or the P4 Business or this Agreement or the Other Agreements and, after the expiration of such applicable period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

          6.06 PRIVILEGED INFORMATION. In furtherance of the rights and obligations of the parties set forth in this Article VI:

          (a) Each party hereto acknowledges that (1) each of the Monsanto Group on the one hand, and the Chemicals Group on the other hand, has or may obtain Information regarding a member of the other Group, or any of its operations, employees, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents), as applicable, that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges ("Privileged Information"); (2) there are a number of actual, threatened or future litigations, investigations, proceedings (including arbitration proceedings), claims or other legal matters that have been or may be asserted by or against, or otherwise affect, each or both of Monsanto and Chemicals (or members of either Group) ("Litigation Matters");
     (3) Monsanto and Chemicals have a common legal interest in Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to the Monsanto Business or the Chemicals Business or any former businesses, the Assets or the Liabilities of each party or the Joint Ownership Properties or the P4 Business as it or they existed prior to the Distribution Date or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Distribution Date; and (4) Monsanto and Chemicals intend that the transactions contemplated by this Agreement and the Other Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any potentially applicable privilege.

          (b) Each of Monsanto and Chemicals agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the Monsanto Business or the Chemicals Business or any former businesses or Assets or Liabilities of either party or the Joint Ownership Properties or the P4 Business as they or it existed prior to the Distribution Date, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; PROVIDED, HOWEVER, that Monsanto and Chemicals may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates, in the case of Monsanto, solely to the Monsanto Business, its former businesses (other than the Chemicals Business or Former Chemicals Business or the P4 Business), the Monsanto Assets or the Monsanto Liabilities as each existed prior to the Distribution Date or, in the case of Chemicals, solely to the Chemicals Business, the Former Chemicals Business, the Chemicals Assets or the

     Chemicals Liabilities, as each existed prior to the Distribution Date. In the event of a disagreement between any member of the Monsanto Group and any member of the Chemicals Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to (i) a final, nonappealable resolution of such disagreement by a court of competent jurisdiction if such requirement to disclose is part of a pending judicial proceeding; or (ii) a final determination by an arbitrator appointed pursuant to Article VII if such requirement to disclose is not part of a pending judicial proceeding.

          (c) Upon any member of the Monsanto Group or any member of the Chemicals Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to the Monsanto Business, its former businesses (other than the Chemicals Business or Former Chemicals Business or the P4 Business), the Monsanto Assets or the Monsanto Liabilities (in the case of the Chemical Group) or the Chemicals Business, Former Chemicals Business, the Chemicals Assets or the Chemicals Liabilities (in the case of the Monsanto Group) or the Joint Ownership Properties or the P4 Business (in the case of either Group), as they or it existed prior to the Distribution Date or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to Monsanto, in the case of receipt by a member of the Chemicals Group, or to Chemicals, in the case of receipt by a member of the Monsanto Group, a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) above, Monsanto and Chemicals shall cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

          6.07 CONFIDENTIALITY. From and after the Distribution Date, each of Monsanto and Chemicals shall hold, and shall use its reasonable best efforts to cause its employees, Affiliates and Representatives to hold, in strict confidence all Information concerning or belonging to the other party obtained by it prior to the Distribution Date or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 6.07; PROVIDED, HOWEVER, that Monsanto and Chemicals and their respective employees, Affiliates and Representatives may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law, or (b) such party can show that such Information was (1) available to such party after the Distribution Date from Third Party sources other than employees or former employees of either party, their Affiliates, former Affiliates, Representatives or former Representatives, on a nonconfidential basis prior to its disclosure to such party after the Distribution Date by the other party, (2) in the public domain through no fault of such party, (3) lawfully acquired by such party from Third Party sources other than employees or former employees of either party, their Affiliates, former Affiliates, Representatives or former Representatives, after the time that it was furnished to such party pursuant to this Agreement or the Other Agreements or (4) is independently discovered or developed after the Distribution Date by employees of such party. Notwithstanding the foregoing, each of Monsanto and Chemicals and their respective Representatives and Affiliates shall be deemed to have satisfied its obligations under this Section 6.07 with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information. Each party further covenants that it shall not disclose to any Third Party (or any successor by merger or otherwise) the fact that the other party uses Shared Know How (as defined in the Intellectual Property Agreements) or if known, the particulars of such use.


                                   ARTICLE VII

                         ARBITRATION; DISPUTE RESOLUTION

          7.01 AGREEMENT TO ARBITRATE. Except as otherwise specifically provided in any Other Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article VII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Other Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties as it relates to this Agreement or such Other Agreement between or among any member of the Monsanto Group and the Chemicals Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 7.07(b) and 7.08 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards.

          7.02 ESCALATION.

          (a) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, at the request of either party from time to time in a written notice to the other party, the parties agree to negotiate in good faith to resolve any controversies, claims or disputes under this Agreement or an Other Agreement. If the parties cannot otherwise resolve the matter under consideration, then any party involved in such a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting of the Chief Executive Officers (each, a "CEO") of Monsanto and Chemicals who shall meet with respect to such matters, and who shall thereafter negotiate in good faith with each other. Each party shall deliver, at the same time the Escalation Notice is delivered pursuant to the preceding sentence, a copy of any such Escalation Notice to the General Counsel of each other party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; PROVIDED, HOWEVER, that the parties shall use their reasonable efforts to meet within 30 days of the delivery of the Escalation Notice.

          (b) At any time, the parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible or be made known to the arbitrator in any arbitration proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 7.03.

          (c) At any time after the delivery of the Escalation Notice, a party (the "Offeror") may serve upon the other party (the "Offeree") an offer to settle the dispute upon the payment or receipt of a specified sum (the "Offer of Settlement"). If the Offer of Settlement is not accepted within thirty days of receipt of such Offer or within such other longer period of time as may be specified in the Offer of Settlement, if the Offeror made its CEO available for a meeting or discussion and if the award or judgment finally obtained is not more favorable to the Offeree than the Offer of Settlement, the Offeree must pay the costs, including reasonable attorney's fees, incurred by the Offeror after the making of the Offer of Settlement. The fact that an Offer of Settlement is made and not accepted shall not preclude a subsequent offer by either party. The Offer of Settlement shall be designated as such and copies of the Offer of Settlement shall be given to the General Counsel and Chief Executive Officer of each party involved in the dispute. The parties agree to keep confidential and not to disclose to the arbitrator the fact or the amount of any Offer of Settlement made.

          7.03 DEMAND FOR ARBITRATION.

          (a) At any time after the first to occur of (1) forty-five (45) days after the date of the meeting actually held pursuant to the applicable Escalation Notice or (2) ninety (90) days after the delivery of an Escalation Notice (as applicable, the "Arbitration Demand Date"), any party involved in the dispute, controversy or claim may make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section 10.05. In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any discussions or negotiations or the course of conduct during the discussions or negotiations in each case, as contemplated by Section 7.02, is a prerequisite to a demand for arbitration under Section 7.03. In the event that any party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then-pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.

          (b) The parties agree that the giving of an Escalation Notice or an Arbitration Demand Notice followed by good faith discussions, negotiations, mediations or arbitration between the parties pursuant to this Agreement or the Other Agreements will toll the applicable statute of limitations during the time period consumed in compliance with this Article VII with respect to such claims. Subject to Sections 7.07(d) and 7.08, upon delivery of an Arbitration Demand Notice pursuant to Section 7.03(a), the dispute, controversy or claim shall be decided by a sole arbitrator in accordance with the rules set forth in this
Article VII.

          7.04 ARBITRATORS.

          (a) Within 15 days after a valid Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim referenced therein shall attempt to select a sole arbitrator satisfactory to all such parties.

          (b) In the event that such parties are not able jointly to select a sole arbitrator within such 15-day period, such parties shall each appoint an arbitrator (who need not be disinterested as to the parties or the matter) within 30 days after delivery of the Arbitration Demand Notice. If one party appoints an arbitrator within such time period and the other party or parties fail to appoint an arbitrator within such time period, the arbitrator appointed by the one party shall be the sole arbitrator of the matter.

          (c) In the event that a sole arbitrator is not selected pursuant to paragraph (a) or (b) above and, instead, two arbitrators are selected pursuant to paragraph (b) above, the two arbitrators will, within 30 days after the appointment of the later of them to be appointed, select an additional arbitrator who shall act as the sole arbitrator of the dispute. After selection of such sole arbitrator, the initial arbitrators shall have no further role with respect to the dispute. In the event that the arbitrators so appointed do not, within 30 days after the appointment of the later of them to be appointed, agree on the selection of the sole arbitrator, any party involved in such dispute may apply to CPR, New York, New York to select the sole arbitrator, which selection shall be made by such organization within 30 days after such application. Any arbitrator selected pursuant to this paragraph (c) shall be disinterested with respect to any of the parties and the matter and shall be reasonably competent in the applicable subject matter. In disputes involving the Tax Sharing Agreement the arbitrator appointed shall be either a tax attorney or an independent certified public accountant.

          (d) The sole arbitrator selected pursuant to paragraph (a), (b) or (c) above will set a time for the hearing of the matter which will commence no later than 90 days after the date of appointment of the sole arbitrator pursuant to paragraph (a), (b) or (c) above and which hearing will be no longer than 30 days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final award of such arbitrator will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.

          (e) The place of any arbitration hereunder will be St. Louis, Missouri, unless otherwise agreed by the parties.

          7.05 HEARINGS. Within the time period specified in Section 7.04(d), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator may, in his or her discretion, set time and other limits on the presentation of each party's case, its memoranda or other submissions, and refuse to receive any proffered evidence which the arbitrator, in his or her discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then prevailing (except that the fee schedule of CPR will not apply unless CPR selects the arbitrator in which event the relevant CPR Fee Schedule will apply). Except as expressly set forth in Section 7.08(b), the decision of the arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest from the date of the arbitration award at an annual rate of the Prime Rate per annum. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

          7.06 DISCOVERY AND CERTAIN OTHER MATTERS.

          (a) In addition to its rights of access to Information under
Article VI of this Agreement and any other rights to Information provided for in this Agreement or an Other Agreement, any party involved in the applicable dispute may request limited document production from the other party or parties at any time following the original meeting request of relevant documents containing Information developed after the Distribution Date and which Information would not otherwise be available under Article VI, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery (which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in Section 7.05 to be adjourned except upon consent of all parties involved in the applicable dispute or upon a showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of the parties involved in the applicable dispute. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrator for resolution. All discovery requests for Information developed after the Distribution Date will be subject to the parties' rights to claim any applicable privilege. In addition to the parties confidentiality and restricted use obligations with respect to Information contained in this Agreement or the applicable Other Agreement, the arbitrator will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

          (b) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Other Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Other Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Other Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); PROVIDED that the arbitrator shall not have (1) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (2) any right or power to award punitive or treble damages. It is the intention of the parties that in rendering a decision the arbitrator give effect to the applicable provisions of this Agreement and the Other Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

          (c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

          (d) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party. Provided, however, that if an arbitration or court action is commenced without a meeting of or discussion between the CEO's, the party who did not make its CEO available for such meeting or discussion will pay all costs of the arbitration or litigation. In addition, the arbitrator (or the Court in any action under Article 7.08 or any action to enforce the award) shall be entitled in his or her discretion to award reasonable attorney's fees to the prevailing party if the arbitrator (or the Court) finds that the other party did not make its CEO available for a meeting and that party (a) has asserted claims or defenses that are frivolous or (b) has unnecessarily and unreasonably expanded the scope of the proceedings.

          7.07 CERTAIN ADDITIONAL MATTERS.

          (a) Any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

          (b) Prior to the time at which an arbitrator is appointed pursuant to
Section 7.04, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein.

          (c) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article VI and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

          (d) In the event that at any time the sole arbitrator shall fail to serve as an arbitrator for any reason, the parties shall select a new arbitrator who shall be disinterested as to the parties and the matter in accordance with the procedures set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the replacement arbitrator.

          7.08 LIMITED COURT ACTIONS.

          (a) Notwithstanding anything herein to the contrary, in the event that any party reasonably determines the amount in controversy in any dispute, controversy or claim (or any series of related disputes, controversies or claims) under this Agreement or any Other Agreement is, or is reasonably likely to be, in excess of $10 million and if such party desires to commence an Action in lieu of complying with the arbitration provisions of this Article, such party shall so state in its Arbitration Demand Notice or by notice given to the other parties within 20 days after receipt of an Arbitration Demand Notice with respect thereto. If the other parties to the arbitration do not agree that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $10 million, the arbitrator selected pursuant to Section 7.04 hereof shall decide whether the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $10 million. The arbitrator shall set a date that is no later than ten days after the date of his or her appointment for submissions by the parties with respect to such issue. Except for a party's rights of access to Information as provided in this Agreement and the Other Agreements, there shall not be any discovery in connection with such issue. The arbitrator shall render his or her decision on such issue within five days of such date so set by the arbitrator. In the event that the arbitrator determines that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is or is reasonably likely to be in excess of $10 million, the provisions of Sections 7.04(d) and (e), 7.05, 7.06, 7.07 and 7.10 hereof shall not apply and on or before (but, except as expressly set forth in Section 7.08(b), not after) the tenth business day after the date of such decision, any party to the arbitration may elect, in lieu of arbitration, to commence an Action with respect to such dispute, controversy or claim (or such series of related disputes, controversies or claims) in any court of competent jurisdiction. If the arbitrator does not so determine, the provisions of this Article VII (including with respect to time periods) shall apply as if no determinations were sought or made pursuant to this Section 7.08(a).

          (b) In the event that an arbitration award in excess of $10 million is issued in any arbitration proceeding commenced hereunder, any party may, within 60 days after the date of such award, commence an Action in a court of competent jurisdiction relating to the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction, regardless of whether such party or any other party sought to commence an Action in lieu of proceeding with arbitration in accordance with
Section 7.08(a). In such event,
each party may present arguments to the court with respect to whether and to what extent the record developed in arbitration shall be admissible into evidence and whether any such additional discovery or evidence shall be permitted.

          (c) No party shall raise as a defense the statute of limitations or repose or a claim of laches if the applicable Notice of Escalation was delivered on or prior to the applicable statute of limitations or repose or the time period required to assert a claim of laches and, if applicable, if the matter is submitted to a court of competent jurisdiction within the 60-day period specified in Section 7.08(b).

          7.09 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Other Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute, controversy or claim.

          7.10 LAW GOVERNING ARBITRATION PROCEDURES. The interpretation of the provisions of this Article VII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 10.04.


                                  ARTICLE VIII

                  NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS

          8.01 NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS. Chemicals understands and agrees that no member of the Monsanto Group is, in this Agreement or in any Other Agreement, representing or warranting to the Chemicals Group in any way as to the Chemicals Assets, the Chemicals Liabilities, the Chemicals Business, the Former Chemicals Business or the Chemicals Balance Sheet, or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood as between the Groups, the members of the Chemicals Group shall take all of the Chemicals Assets "as is, where is" and that, except as provided in this Section 8.01 or in Section 5.01, the members of Chemicals Group shall bear the economic and legal risk that conveyances of the Chemicals Assets shall prove to be insufficient or that the title of any member of the Chemicals Group to any Chemicals Assets shall be other than good and marketable and free from encumbrances. Real property in the United States being transferred to Chemicals will be conveyed by Special Warranty Deed, in recordable form and warranting title to be free and clear from all lawful claims of those claiming by, through or under Monsanto, but not otherwise; provided, however, such Special Warranty Deed shall be subject to deed restrictions, easements, rights-of-way, and all other matters of record.

                                   ARTICLE IX

                                    INSURANCE

          9.01 INSURANCE POLICIES AND RIGHTS.

          (a) Without limiting the generality of the definition of Chemicals Assets set forth in Section 1.01 or the effect of Section 2.03, the Chemicals Assets shall include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer with respect to all Chemicals Claims, under any Insurance Policies; PROVIDED, HOWEVER, that nothing in this clause shall be deemed to constitute (or to reflect) the assignment to Chemicals of any of the Insurance Policies. Except for Insurance Proceeds paid to or on behalf of any member of the Monsanto Group at the direction of Chemicals in satisfaction of a claim that would otherwise be subject to indemnification by Chemicals under Article IV but subject to the provisions of Section 4.03(c), and except for reimbursement received by Monsanto for Chemicals Claims which are Monsanto Liabilities and were paid by the Monsanto Group after the Distribution Date, Chemicals shall be entitled to receive from the insurer or Monsanto any Insurance Proceeds with respect to any Chemicals Claim under the Insurance Policies including without limitation, reimbursement or payment for Chemicals Liabilities, for casualty or business interruption with respect to the Chemicals Business or the Chemicals Assets, or for costs or expenses related thereto.

          (b) Without limiting the generality of the definition of Monsanto Assets set forth in Section 1.01, the Monsanto Assets shall include any and all rights of an insured party including rights of indemnity and the right to be defended by or at the expense of the insurer, under any Insurance Policies other than the rights under the Insurance Policies which are included in Chemicals Assets pursuant to Section 9.01(a). Such rights include claims with respect to the Joint Ownership Properties or the P4 Business to the extent of Monsanto's rights or obligations under the P4 Joint Venture Agreement with respect to such claims.

          (c) Solely for purposes of this Article IX, "Monsanto Group" and "Chemicals Group" shall include their consolidated entities to the extent such entities were in existence on or prior to the Distribution Date or are set forth on Schedule 1.01(21).

          9.02 CLAIMS.

          (a) The parties agree that on or prior to the Distribution Date, Monsanto shall be deemed: (i) to have assigned to the Chemicals Group, without need of further documentation, all of the Monsanto Group's rights, if any, as an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, under all of the Insurance Policies with respect to such Chemicals Claims as are pending on the Distribution Date, and (ii) to the extent necessary to provide the Chemicals Group with the benefit of such insurance with respect to Chemicals Claims, to designate Chemicals, without need of further documentation, as the agent and attorney-in-fact to assert and to collect any Insurance Proceeds under such Insurance Policies; provided, however, that nothing in this Section 9.02 shall be deemed to constitute (or reflect) the assignment of any of the Insurance Policies to the Chemicals Group. If, subsequent to the Distribution Date, the Chemicals Group shall be entitled to payment or reimbursement with respect to a Chemicals Claim or any

Person shall assert a Chemicals Claim, then Monsanto shall at the time such Chemicals Claim arises or is asserted be deemed: (i) to assign, without need of further documentation, to the Chemicals Group all of the Monsanto Group's rights, if any, as an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, under the applicable Insurance Policy with respect to such Chemicals Claim; and (ii) to the extent necessary to provide the Chemicals Group with the benefit of such insurance with respect to Chemicals Claims, to designate Chemicals, without need of further documentation, as the agent and attorney-in-fact to assert and to collect any Insurance Proceeds under such Insurance Policies, PROVIDED, HOWEVER, that nothing in this Section 9.02 shall be deemed to constitute (or to reflect) the assignment of any of the Insurance Policies to the Chemicals Group. In the event an insurer refuses to honor such agency or to pay such Insurance Proceeds to the Chemicals Group, Monsanto shall collect such Insurance Proceeds and forward it to Chemicals.

          (b) In the event of payment of a Chemicals Claim by the Chemicals Group after the Distribution Date or any payment of a Chemicals Claim prior to the Distribution Agreement which is subject to reimbursement or payment by an insurer or a Third Party, Chemicals, or the applicable member of the Chemicals Group shall be subrogated to and stand in the place of Monsanto or the Monsanto Group as to any rights, events or circumstances in respect of which Chemicals or the applicable member of the Chemicals Group may have any right or claim under this Agreement, any Other Agreement or otherwise against any such insurer or Third Party relating to such Chemicals Claim. Monsanto shall cooperate with the Chemicals Group in a reasonable manner in prosecuting any subrogated right or claim, including granting Chemicals permission to sue in the name of Monsanto.

          9.03 ADMINISTRATION AND RESERVES. Consistent with the provisions of
Article IV, from and after the Distribution Date:

          (a) Monsanto shall be responsible for (1) Insurance Administration of the Insurance Policies with respect to any Monsanto Liabilities, any Monsanto Assets or any claims as to which the Monsanto Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreement; and (2) Claims Administration with respect to any Monsanto Liabilities, any Monsanto Assets or any claims as to which the Monsanto Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreement. It is understood that the retention of the Insurance Policies by Monsanto is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim or any other rights under the Insurance Policies, including without limitation, claims of Chemicals and any of its operations, Subsidiaries and Affiliates for insurance coverage, reimbursement, subrogation or otherwise; and

          (b) Chemicals shall be responsible for (1) Insurance Administration of the Insurance Policies with respect to any Chemicals Liabilities, any Chemicals Assets, or any claims as to which the Chemicals Group has rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreement, and (2) Claims Administration with respect to any Chemicals Liabilities, any Chemicals Assets, or any claims as to which the Chemicals Group has rights of reimbursement or subrogation pursuant to this Agreement or an Other Agreement. Subject to the terms of the Transition Services Agreement, Monsanto shall perform the Insurance Administration and provide assistance to the Chemicals Group with respect to Claims Administration for claims as to which Chemicals or the Chemicals Group has rights or obligations hereunder as part of the insurance and risk management services it will perform for the Chemicals Group after the Distribution Date.

          9.04 RETROSPECTIVELY RATED INSURANCE PREMIUMS. Each party shall pay its share of retrospectively rated premiums incurred after the Distribution Date for coverage under the Insurance Policies with respect to their respective Liabilities which are Insured Claims under the Insurance Policies. Such shares will be determined consistent with the accounting principle in effect on the Distribution Date which was used to determine shares of such retrospectively rated premiums prior thereto. Either party shall have the right but not the obligation to pay such premiums under the Insurance Policies with respect to the other party's Liabilities which are Insured Claims under the Insurance Policies to the extent that such other party does not pay such premiums, whereupon the non-paying party shall forthwith reimburse the payor for any premiums paid by the payor with respect to such non-paying party's Liabilities.

          9.05 ALLOCATION OF INSURANCE PROCEEDS; COOPERATION. (a) Except as otherwise provided in Section 4.03(c), Insurance Proceeds received with respect to claims, costs and expenses under the Insurance Policies shall be paid to Monsanto with respect to Monsanto Liabilities and to Chemicals with respect to the Chemicals Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the Insurance Policies will be made to the appropriate party upon receipt from the insurance carrier.

               (b) Each of the parties hereto agree to use commercially reasonable efforts to maximize available coverage under the Insurance Policies for all Insured Claims whether or not such party is the expected beneficiary of Insurance Proceeds under such Insurance Policies in respect of such Insured Claim. As part of such efforts to maximize insurance coverage, each party agrees to take all commercially reasonable steps to recover such amounts as are or might be due from all other responsible parties in respect of an Insured Claim, including but not limited to Insured Claims as to which coverage limits under the Insurance Policies would be or would have been exceeded as a result of such Insured Claim and whether or not such party is expected to benefit directly from such efforts.

               (c) Where Monsanto Liabilities and Chemicals Liabilities, as applicable, are covered under the same Insurance Policies for periods prior to the Distribution Date, or covering claims made after the Distribution Date with respect to an event or an occurrence prior to the Distribution Date, then the Monsanto Group and the Chemicals Group may claim coverage for Insured Claims under such Insurance Policies as and to the extent that such insurance is available up to the full extent of the applicable limits of liability or other coverage of such Insurance Policies. Each party may receive Insurance Proceeds in respect of its Insured Claims as and when payable under the terms of the applicable Insurance Policies without regard to whether the Insured Claim covers a Monsanto Liability or claim or a Chemicals Liability or claim, the relative amount of deductible paid by either party after the Distribution Date with respect to an Insured Claim for a Liability for which such party was responsible or the amount of such Insurance Proceeds paid to either Group after the Distribution Date with respect to its respective Liabilities. In the event that the aggregate limits on any Insurance Policy is exceeded by the aggregate of paid Insured Claims, there shall be no further allocation of previously paid deductibles, premiums or Insurance Proceeds between the Groups and except as expressly provided in this Agreement, neither Group shall be entitled to reimbursement from the other Group for deductibles, premiums or Insurance Proceeds paid by an insurer to or on behalf of such Group; provided, however, that in the event additional insurance coverage for remaining unpaid Insured Claims may be purchased or reinstated, the parties agree to share such costs of reinstatement (including premium penalty adjustments) in the same proportion which the Insurance Proceeds under such Insurance Policy (both received and expected to be received by such party after the Distribution Date less deductible paid by such party after the Distribution
Date) bears to the total Insurance Proceeds paid (and payable to the party with the pending claims under the new coverage limits).

          9.06 REIMBURSEMENT OF EXPENSES. Chemicals shall reimburse the relevant insurer or the relevant third-party administrator, to the extent required under any Insurance Policy or Service Agreement for any services performed after the Distribution Date with respect to any and all Chemicals Claims which are not Monsanto Liabilities which are paid, settled, adjusted, defended and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy or Service Agreement.

          9.07 INSURER INSOLVENCY. Except for Chemicals Claims which are Monsanto Liabilities or as otherwise provided in this Agreement, the Monsanto Group shall not be obligated to reimburse the Chemicals Group for any Chemicals Claim covered under any Insurance Policies which is not paid because of the insolvency of such insurer or the refusal by any insurer to pay such Chemicals Claim; provided, however, that Monsanto shall assign to Chemicals or any member of the Chemicals Group all of its rights under such Insurance Policies with respect to such Chemicals Claim and shall cooperate with Chemicals, at Chemicals' option and expense, in pursuing collection of all or part of such Chemicals Claim from such insurer or such other Third Parties who may have liability for such Chemicals Claim (including without limitation, Governmental Authorities, or others holding insurance reserves available for payment, trustees in bankruptcy or liquidators of such insurers, etc.).

          9.08 DIRECT RESPONSIBILITY FOR CLAIMS. Monsanto agrees to notify insurers under the Insurance Policies of the Distribution and to seek an endorsement by such insurers that the coverage provided by such Insurance Policies will apply to the Monsanto Group and the Chemicals Group with the same force and effect and subject to the same terms, conditions, and exclusions as if the separation of Monsanto and the Distribution had not occurred. In the event such endorsement is refused, Monsanto agrees to take such action as is necessary to place the Chemicals Group in the same position as it would have been had such endorsement been agreed upon by such insurers. Chemicals shall have the right to make reasonable efforts to negotiate agreements with any and all insurers or third-party administrators whereby Chemicals shall assume direct responsibility for any and all Liabilities related to it under any Insurance Policies and/or Service Agreements, and Monsanto shall provide reasonable assistance in this effort.

          9.09 NO REDUCTION OF COVERAGE. Except for such reduction in coverage resulting from payment of claims paid in accordance with this Agreement or any Other Agreement, neither party shall take any action to eliminate or reduce coverage under any Insurance Policy or Service

Agreement for any claims without the prior written consent of the other party (which shall not be unreasonably withheld or delayed).

          9.10 ASSISTANCE, WAIVER OF CONFLICT AND SHARED DEFENSE. Each of the parties hereto agrees to provide reasonable assistance to the other parties hereto as regards any dispute with any third party (including insurers, third-party administrators and state guaranty funds) as to any matter related to the Insurance Policies or Service Agreements. In the event that Insured Claims of more than one Group exist relating to the same occurrence, the parties hereto agree to defend such Insured Claims jointly and to waive any conflict of interest necessary to the conduct of such joint defense. Nothing in this Section
9.10 shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties hereto, including those created by this Agreement or by operation of law.


                                    ARTICLE X

                                  MISCELLANEOUS

          10.01 CONDITIONS TO OBLIGATIONS.

          (a) The obligations of the parties hereto to consummate the Distribution are subject to the satisfaction, as determined by Monsanto in its sole discretion, of each of the following conditions:

          (1) The Distribution shall have been approved by the holders of a majority of the shares of Monsanto Common Stock present in person or by proxy at the Special Meeting;

          (2) The Monsanto Certificate Amendment shall have been approved by the holders of a majority of the outstanding shares of Monsanto Common Stock;

          (3) The transactions contemplated by Sections 2.01, 2.02, 2.05 and
     2.06 shall have been consummated and the transactions contemplated by
     Section 2.03 shall have been consummated in all material respects;

          (4) The Chemicals Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (5) The Registration Statement shall have been filed with the SEC and shall have become effective, and no stop order with respect thereto shall be in effect;

          (6) All material authorizations, consents, approvals and clearances of federal, state, local and foreign governmental agencies required to permit the valid consummation by the parties hereto of the transactions contemplated by this Agreement shall have been obtained; and no such authorization, consent, approval or clearance shall contain any conditions which would have a material adverse effect on (A) the Monsanto Business or the Chemicals Business, (B) the Assets, results of operations or financial condition of the Monsanto Group or the Chemicals Group, in each case taken as a whole, or (C) the ability of Monsanto or Chemicals to perform its obligations under this Agreement; and all statutory requirements for such valid consummation shall have been fulfilled.

          (7) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the consummation of the Distribution;

          (8) The Financing Facility shall be in place and all conditions to borrowing thereunder (other than any conditions concerning consummation of the Distribution and the transfers of assets and liabilities described hereunder) shall have been satisfied, and all necessary consents, waivers or amendments to each bank credit agreement, debt security or other financing facility to which any member of the Monsanto Group or the Chemicals Group is a party or by which any such member is bound shall have been obtained, or each such agreement, security or facility shall have been refinanced, in each case on terms satisfactory to Monsanto and to the extent necessary to permit the Distribution to be consummated without any material breach of the terms of such agreement, security or facility; and

          (9) Monsanto shall have received a ruling from the Internal Revenue Service that the Distribution is tax-free for federal income tax purposes, and such ruling shall be in form and substance satisfactory to Monsanto in its sole discretion.

     (b) The foregoing conditions are for the sole benefit of Monsanto and shall not give rise to any duty on the part of Monsanto or its Board of Directors to waive or not waive any such condition. Any determination made by the Board of Directors of Monsanto in good faith on or prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in Section 10.01(a) shall be conclusive.

          10.02 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Other Agreements and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, including without limitation, the "Spin Principles".

          10.03 EXPENSES. All costs and expenses of any party hereto whether incurred prior to or after the Distribution Date in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement and the Other Agreements, including but not limited to legal fees, accounting fees, investment banking fees, and all such other costs and expenses shall be charged to and paid by Monsanto. Monsanto will contribute to Chemicals all intangible assets relating to Chemicals' investigatory, pre-opening, start-up and organizational expenditures which are required to be capitalized for federal income tax purposes.

          10.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

          10.05 NOTICES. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, electronic mail or other standard form of telecommunications (provided confirmation is delivered to the recipient the next Business Day in the case of facsimile, electronic mail or other standard form of telecommunications) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to Monsanto:   Robert W. Reynolds, Corporate Vice President
                                    Monsanto Company
                                    800 North Lindbergh Boulevard
                                    St. Louis, MO 63167
                                    Telephone: 314-694-4179
                                    Facsimile: 314-694-4105

                  with a copy to:   General Counsel
                                    Monsanto Company
                                    800 North Lindbergh Boulevard
                                    St. Louis, MO 63167
                                    Telephone: 314-694-9322
                                    Facsimile: 314-694-6399

                  If to Chemicals:  President
                                    G Building
                                    Solutia Inc.
                                    10300 Olive Boulevard
                                    P.O. Box 66760
                                    St. Louis, MO 63166-6760
                                    Telephone: 314-674-2210
                                    Facsimile: 314-674-8425

                  with a copy to:   General Counsel
                                    G Building
                                    Solutia Inc.
                                    10300 Olive Boulevard
                                    St. Louis, MO 63166-6760
                                    Telephone: 314-674-3586
                                    Facsimile: 314-674-2721
or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.05.

          10.06 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement signed by both of the parties hereto.

          10.07 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Except for the provisions of Sections 4.03 and 4.04 relating to Indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

          10.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.09 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

          10.10 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

          10.11 REFERENCES; CONSTRUCTION. References to any "Article", "Exhibit", "Schedule" or "Section", without more, are to Appendices, Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

          10.12 TERMINATION. Notwithstanding any provision hereof this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Monsanto without the approval of any other party hereto or of Monsanto's stockholders. In the event of such termination, no party hereto shall have any Liability to any Person by reason of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    MONSANTO COMPANY,
                                      a Delaware corporation



                                    By: /s/ Nicholas L. Reding
                                        ______________________________________
                                        Nicholas L. Reding
                                        Vice Chairman



                                    SOLUTIA INC.
                                      a Delaware corporation



                                    By: /s/ John C. Hunter III
                                        ______________________________________
                                        John C. Hunter III
                                        President

The following is an identification of the contents of all omitted schedules and exhibits to the Distribution Agreement. Solutia Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                             DISTRIBUTION AGREEMENT
    EXHIBITS:
      1.01(29) - Form of Employee Benefits and Compensation Allocation Agreement 1.01(49) - Form of Intellectual Property Transfer Agreement
      1.01(52) - Form of Lease Agreements
      1.01(70) - Master Operating Agreement
      1.01(74)(a) - (g) - P4 Joint Venture Agreements
      1.01(81)(a) - (f) - Raw Material Supply Agreements
      1.01(94) - Tax Sharing Agreement
      1.01(97) - Transition Services Agreement
      2.01(a) - Chemicals' Restated Certificate of Incorporation
      2.01(b) - Chemicals' By-Laws
      4.03(e) - Form of Power of Attorney - Existing Third Party Claims 5.01(d)(ii) - Form of Power of Attorney - Real Estate
      5.01(e) - Form of Power of Attorney - Other

    SCHEDULES:
      1.01(11)(a) - Chemicals Assets:  Real Property
      1.01(11)(b) - Chemicals Assets:  Partnership, Joint Venture and Other
                    Equity Interests
      1.01(11)(c) - Chemicals Assets:  Other
      1.01(13) - Chemicals Business:  Principal Chemicals Businesses and
                 Operations
      1.01(19)(a) - Chemicals Liabilities: Environmental Remediation 1.01(19)(b) - Chemicals Liabilities: Third Party Indebtedness 1.01(19)(c) - Chemicals Liabilities: Other
      1.01(21) - Chemicals Subsidiaries
      1.01(32) - Excluded Chemicals Assets:  Other
      1.01(33) - Excluded Chemicals Liabilities
      1.01(36)(a) - Former Chemicals Business: Discontinued Businesses 1.01(36)(b) - Former Chemicals Business: Other
      1.01(51) - Joint Ownership Properties
      1.01(52) - Lease Agreements:  Facilities
      1.01(70) - Operating Agreements:  Facilities
      4.03(c) - Assumption and Indemnification - Purchase Agreements 5.03(b) - Third Party Indebtedness
      5.03(c)(i) - Intercompany Accounts - Europe/South Africa Exceptions